POLYMET MINING CORP.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

1.	PURPOSE

The purpose of the Nominating & Corporate Governance Committee (in this charter, the “Committee”) is to identify and recommend qualified individuals as members of the Board and of its committees, to review and set out recommendations for non-stock based remuneration for Board members to the Board and to monitor and review PolyMet Mining Corp’s. (the “Company”) corporate governance practices and policies and make recommendations for changes when appropriate.

2.	STRUCTURE AND OPERATIONS

The Committee shall be composed of not less than three (3) directors. Members of the Committee shall be independent and appointed or reappointed at the meeting of the Board, immediately following the AGM, and in the normal course of business will serve a minimum of three (3) years. Each member shall continue to be a member of the Committee until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board may fill a vacancy that occurs in the Committee at any time.

The Board or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint at the meeting of the Board, immediately following the AGM, a chairman among their number. The chairman shall not be a former Officer of the Company and shall serve as a liaison between the Committee and Management.

Meetings of the Committee shall be held at least once annually, provided that due notice is given and a quorum of the majority of the members is present. Where a meeting is not possible, resolutions in writing which are signed by all members of the Committee are as valid as if they had been passed at a duly held meeting. The frequency and nature of the meeting agendas are dependent upon business matters and affairs which the Company faces from time to time.

The Committee shall report to the Board on its activities after each of its meetings. In addition, it shall review and assess the adequacy of this charter annually and, where necessary, recommend changes to the Board for approval. The Committee shall undertake and review with the Board an annual performance evaluation of the Committee.

3.	SPECIFIC DUTIES

The Committee shall:

1.

review the composition of the Board, taking into consideration the current strengths, skills and experience of the Board; the strategic direction of the Company; the competencies and skills that the Committee considers to be necessary for the Board, as a whole, to possess; and the qualification of the current Board members;

2.	recommend to the Board nominees for election and re-election as members and specify the qualifications that each new nominee will bring to the Board, including without limitation:

a.	personal qualities, characteristics, skills, experiences, accomplishments and reputation in the business community;

b.	current knowledge and contacts in the countries and/or communities in which the Company does business and in the Company’s industry sector or other industries relevant to the Company’s business;

c.	ability and willingness to commit adequate time and resources to Board and Committee matters, and be responsive to the needs of the Company, and

d.	compliance with all legal and regulatory requirements of a Board member.

3.	ensure that a comprehensive orientation is received by new directors and that continuing education opportunities are available to all directors;

4.

recommend to the Board prior to the annual meeting of the Board, the allocation of the directors to each of the committees of the Board. Where a vacancy occurs at any time in the membership of any committee of the Board, recommend to the Board a member to fill such vacancy;

5.	annually assess the performance of the Board, each director and the committees of the Board and make recommendations to the Board;

6.	review with the Board, on a regular basis, the methods and processes by which the Board fulfills its duties and responsibilities, including without limitation:

	a.	the size and composition of the Board;

	b.	the number and content of Board meetings;

	c.	resources available to the directors, and

	d.	the communication process between the Board, its committees and Management.

7.	recommend non-stock based directors’compensation to the Board;

8.	review at least annually the corporate governance policies and practices and make appropriate recommendations for their improvement;

9.	prepare recommendations for the board regarding any reporting required or recommended on corporate governance (e.g. public disclosure documents required by the TSX guidelines);

10.	retain and compensate such independent advisors as it may deem necessary or advisable to permit it to carry out its duties. The expenses related to such engagement shall be funded by the Company, and

11.	have such other powers and duties as delegated to it by the Board.

Approved by the Board on January 16, 2008.